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                                                                   Exhibit 99(a)


                                                    Cleveland-Cliffs Inc
                                                    1100 Superior Avenue
NEWS RELEASE                                        Cleveland, Ohio  44114-2589
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                           CLEVELAND-CLIFFS REPORTS ON
                           ---------------------------
                     OUTLOOK AT ANNUAL SHAREHOLDERS MEETING
                     --------------------------------------

         Cleveland, OH, May 9, 2000 - At the Cleveland-Cliffs Inc (NYSE:CLF) 2000 Annual Meeting of Shareholders today, John S. Brinzo, Chairman and Chief Executive Officer, reported on:

         -        Company's performance in 1999,

         -        business outlook for 2000,

         -        status of Cliffs' HBI venture in Trinidad,

         -        improvement initiatives in the core pellet business, and

         -        business strategy.

Following is a summary of Brinzo's remarks at the meeting:

         Welcome to Cliffs' year 2000 shareholder meeting. As we confront a new century, I am pleased to say that our Company has operated for over 150 years with one primary driving mission - to profitably supply iron products to steelmaking furnaces around the world. From our earliest roots, where we literally hand dug iron ore from a small open pit at the Little Mountain Mine in Ishpeming, Michigan in 1848, we have evolved into the most technically sophisticated iron ore producer in the world. This same spirit of technical innovation is being applied to the reduced iron business where we are commercializing the Circored(R) process to produce high-grade hot briquetted iron from iron ore fines.

1999 REVIEW
-----------

         A year ago I characterized 1999 as a year of challenge. We expected to be adversely affected by the high levels of steel imports and weaker international demand for iron ore because of a decline in steel demand in depressed economies in Europe and Asia. Unfortunately, we underestimated the full impact, and Cliffs' 1999 results were far more depressed than expected. International iron ore pellet prices dropped 13 - 14 percent from 1998, and most global iron ore producers had lower sales volume. In addition, prices of ferrous products' collapsed in 1999, including the price of semi-finished steel slabs, which can compete with pellets for steelmakers iron unit supply. As compared to 1998, our sales declined by about two million tons as a result of our customers using imported pellets and semi-finished steel slabs. Add to that over a one million-ton loss of volume due to the tragic power plant explosion at Rouge Steel and our total 1999 sales volume was off 3.2 million tons, or 26 percent from 1998. Given the market in 1999, we could not replace all of the lost sales volume, and we had to cut production to manage our inventory.

         Unfortunately, the decline in earnings from our core iron ore pellet business was not offset by any contribution from our just completed HBI venture in Trinidad. Start-up difficulties resulted in a loss rather than a profit contribution and, as a result, Cliffs total earnings for the year declined to only $4.8 million.

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YEAR 2000
---------

         I am pleased to report that business conditions in 2000 are much improved. In fact, there has been a rather remarkable improvement in global steel demand and no slowing of demand in North America. As a result, domestic pellet demand is strong, and ferrous product prices have generally lifted from 1999, particularly the price of semi-finished steel slabs.

         Cliffs' pellet order book has firmed up for 2000, and we expect to sell over 11 million tons of pellets this year, versus just under nine million tons in 1999. And, we are working hard to sell out our full capacity of 11.8 million tons for the year. Given our order book and our steel company partner requirements, we expect to operate our mines at full capacity in 2000.

         The one weak spot is our price realization. International price settlements resulted in the recovery of about one-half of the price drop in 1999, and we will realize a portion of this improvement by virtue of the escalation formulas in our pellet contracts. However, due to contract renewals in 1999 for about 30 percent of our pellet sales, which were negotiated in a highly competitive global environment, our average 2000 price will be essentially unchanged from 1999. Going forward into 2001, our pricing will improve in line with anticipated increases in various escalators. Nevertheless, business fundamentals for the North American pellet business are much improved from last year. The biggest uncertainty for 2000 is our Trinidad HBI venture which is still experiencing start-up difficulties.

TRINIDAD
--------

         After a year of dedicated and tireless effort to bring this plant to commercial status, we have been unable to sustain production of commercial quality briquettes. This is most unfortunate since we have been successful in producing significant quantities of highly metallized DRI fines. Unlike fines-based reduced iron processes, which have not succeeded, we have demonstrated that we can produce the necessary grade of reduced iron. We have just not been successful in briquetting the DRI feed.

         We have concluded that the design of the system that feeds the DRI to briquetting machines is inadequate, and we cannot achieve success without a significant redesign despite the numerous modifications we have made to the system. Based on a comprehensive review of the problem by our team of experts, we expect to suspend start-up activities while we make major modifications to the discharge system and completely assess the reliability of the plant design. We expect that this could take several months, with a capital cost of about $10 million to complete. We do not expect that we will be able to produce any significant quantities of HBI until the end of 2000, at the earliest.

         We accepted the risk of commercializing low-cost, cutting-edge technology to produce HBI, and we have demonstrated that we can produce the necessary DRI grade. We must now demonstrate that we can produce high quality briquettes. We remain focused on making the electric furnace steel market a larger part of Cliffs' overall business scope. While we have been frustrated and disappointed with our inability to produce HBI, we have not lost confidence that we can succeed.

CORE BUSINESS IMPROVEMENTS
--------------------------

         While we have been very focused on bringing our HBI facility on line, we have also increased our emphasis on improving our core pellet business. We are dedicated to making our managed mining operations as efficient and as safe as possible. Our objective is to make all of our mines among the lowest cost one-third of the North American iron ore industry. We have instituted a corporate-wide improvement initiative called ForCE 21, which


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means For Competitive Excellence in the 21st Century. We aim to change the way we work to ensure that our operations are as safe and cost competitive as possible. We have a dedicated team in place, using well-developed change acceleration processes, to improve our work culture and achieve world class results. Labor contracts negotiated in 1999 resulted in a strategic alliance with the United Steelworkers' union, which provides a unique opportunity to cooperatively pursue improvements.

         We are building on demonstrated success in a number of areas. For example, our focused effort to reduce the cost of purchased goods and services has resulted in a $32 million reduction in costs per year, or about $.75 per ton, across all of our managed operations. We have achieved this by employing commodity teams that are leveraging our combined 42 million tons of industry purchasing power to realize the most value from our purchases. We have also been successful in utilizing our own e-Commerce system to source purchases and have successfully conducted two so-called reverse auctions on our Internet purchasing site. We believe that significant additional potential exists in this area. We are also focused on improving the maintenance effectiveness, and safety performance of the mines we manage, and capturing the full benefits of our new enterprise-wide management information system and electronic network installed in 1999.

STRATEGY
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         For the last two years we have been dedicated to more fully utilizing our Company's financial capability.

         Our first priority has been to develop business that furthers our stated objective of providing a broader line of ferrous products to a broader group of steel companies. With that in mind, we have pursued transactions to grow our iron ore business, both internationally and domestically, expand into other reduced iron technologies, and broaden our product line to include metal recycling. While we do not comment on investment specifics, we have been aggressively reviewing opportunities that capitalize on our strengths. Unfortunately, we could not complete these transactions on terms that would have produced increased shareholder value. Recognizing this, we have repurchased our shares and increased our common dividends. Since January 1, 1998, we have repurchased 812,000 shares, or 7 percent of our outstanding shares at a cost of $28.7 million. In 1998, we increased our quarterly dividend by $.05 per share, or 15 percent. In 1998 and 1999, Cliffs paid $61.7 million to shareholders in the form of dividends and share repurchases. In that same two-year period, our net income was $62.2 million; thus, we paid out virtually all of our earnings for 1998 and 1999.

         We will continue to pursue value building growth opportunities, but we also will continue to recognize that effective use of the Company's financial resources is paramount. I am, as I know you are, disappointed with the performance of our stock. The stock continues to trade lower than we believe it should. This is a challenge that we are addressing. To increase shareholder value, we must grow while also rewarding shareholders with both dividends and share repurchases.

         In summary, your management is dedicated to building on Cliffs' proud past, profitable present, and exciting possibilities. And while we never lose sight of the potential for dramatic change, I believe that we are on the right path.

                                 *  *  *  *  *

         At today's meeting, the shareholders re-elected the following individuals as Directors of the Company:

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         -        John S. Brinzo, Chairman and Chief Executive Officer of the
                  Company.

         - Ronald C. Cambre, Chairman and Chief Executive Officer of Newmont Mining Corporation.

         - Ranko Cucuz, Chairman and Chief Executive Officer of Hayes Lemmerz International, Inc.

         - James D. Ireland III, Managing Director of Capital One Partners, Inc. and President of Briseis Capital Corporation.

         - G. Frank Joklik, Chairman and Chief Executive Officer of MK Gold Company, and Retired President and Chief Executive Officer of Kennecott Corporation.

         - Leslie L. Kanuk, Professor Emeritus at the Zicklin School of Business, Baruch College, City University of New York.

         - Anthony A. Massaro, Chairman and Chief Executive Officer of Lincoln Electric Holdings, Inc.

         - Francis R. McAllister, Consultant and Former Chairman and Chief Executive Officer of ASARCO Incorporated.

         - John C. Morley, President of Evergreen Ventures, Ltd. and Retired President and Chief Executive Officer of Reliance Electric Company.

         -        Stephen B. Oresman, President of Saltash Ltd.

         - Alan Schwartz, Professor at Yale Law School and Yale School of Management.

                                     *  *  *

         Cleveland-Cilffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is beginning production of hot briquetted iron at a joint venture plant in Trinidad and Tobago.

         This news release contains a number of predictive statements about future events. These statements are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company's 1999 Annual Report and reports on Form 10-K and 10Q filed with the Securities and Exchange Commission, available publicly on Cliffs' web site.

CONTACTS
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Media: David L. Gardner, (216) 694-5407 Financial Community: Fred B. Rice, (800)
214-0739 or (216) 694-5459

To obtain faxed copies of Cleveland-Cliffs Inc news releases dial (800) 778-3888. New releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com